UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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White Mountains Insurance Group, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Robert L. Seelig
Executive Vice President &
General Counsel

May 9, 2023

Glass Lewis HQ – California
255 California Street, Suite 1100
San Francisco, CA 94111

Re: 2023 Glass Lewis Report on White Mountains Insurance Group, Ltd.

To Whom It May Concern:

White Mountains Insurance Group, Ltd. (“White Mountains”) appreciates the opportunity to respond to the Glass Lewis proxy research report on White Mountains that was published on May 2, 2023. We would like to highlight important facts about our business model and 2022 performance, which we believe are not appropriately reflected in Glass Lewis’s analysis and voting recommendation.

We respectfully request that you publish an updated version of the research report that includes this information and revise your report to recommend FOR our Advisory Vote to Ratify Named Executive Officers’ Compensation.

Our Business Model

•We are engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets in the insurance, financial services and related sectors, operating these businesses and assets through our subsidiaries and, if and when attractive exit valuations become available, divesting to realize gains on the sale of these businesses and assets.

Our 2022 Performance

•2022 was one of the best years on record in White Mountains’s 35+ year history.

•We finished 2022 with adjusted book value per share of $1,495, an increase of 26% year-over-year. The main driver of growth was the gain on our sale of NSM, which generated a net gain of $876 million and added roughly $300 to ABVPS.

•Our share price increased 40%, while the S&P 500 was -18% and the S&P P&C Insurance Total Return was 19%.

•Our return on equity was 22% and our return on assets was 11%.

Corporate Headquarters: White Mountains Insurance Group, Ltd. A.S. Cooper Building 26 Reid Street Hamilton, HM 11 Bermuda Ph: 441-278-3160 ◆ Fax: 441-278-3170	Hanover Office: White Mountains Insurance Group, Ltd. 23 South Main Street, Suite 3B Hanover NH 03755 USA Ph: 603-640-2212 ◆ Fax: 603-640-2250 Email: ir@whitemountains.com

Glass Lewis’s Calculation of Performance Excludes Transaction Gains from Some Measures of Performance

•Under our business model, we frequently create significant value for our shareholders through transaction gains.

•In calculating return on equity and return on assets, Glass Lewis excludes transaction gains. Therefore, Glass Lewis uses ROE of -5% and ROA of -0.9% in calculating WTM’s performance against peers.

•As a result, Glass Lewis’s methodology significantly understates our true performance, both on an absolute basis as well as relative to peers.

•Looking to any reasonable measurement of our performance in 2022, our performance was meaningfully better than our peers.

We would welcome the opportunity to discuss the points outlined in this letter to answer any questions you might have, and we appreciate your consideration. If any of our shareholders have any questions regarding our executive compensation practices, please feel free to reach out to me at ir@whitemountains.com or 603-640-2212.

Sincerely,

Corporate Headquarters: White Mountains Insurance Group, Ltd. A.S. Cooper Building 26 Reid Street Hamilton, HM 11 Bermuda Ph: 441-278-3160 ◆ Fax: 441-278-3170	Hanover Office: White Mountains Insurance Group, Ltd. 23 South Main Street, Suite 3B Hanover NH 03755 USA Ph: 603-640-2212 ◆ Fax: 603-640-2250 Email: ir@whitemountains.com